Exhibit 99.1

Teradyne’s Chairman George Chamillard to Retire; Patricia Wolpert Elected Successor

North Reading, Mass.—(BUSINESS WIRE)— November 9, 2006 — Teradyne, Inc. (NYSE:TER) announced today that its Chairman of the Board, George W. Chamillard, will retire as a director, effective December 31, 2006 and that current Director Patricia Wolpert has been elected successor Chair, effective January 1, 2007.

Mr. Chamillard worked for Teradyne for over 35 years and was named president and COO in 1996, and became CEO in 1997, serving in that role until 2004. He joined the Teradyne Board in 1996 and was elected chairman in 2000. He is also a director of Mercury Computer Systems, Inc., and Semiconductor Equipment & Materials International (SEMI). In addition, he is a Trustee for Wentworth Institute of Technology and Northeastern University.

“In both his management career and his term on the Board, George has provided leadership in a period of tremendous change for the industry and the company,” said Michael Bradley, Teradyne’s president and CEO. “He has been instrumental in the company’s growth and success, and his experience and perspective will be missed.”

Ms. Wolpert joined the Teradyne Board in 1996, and she has served as chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. She worked for IBM Corporation for more than 30 years in various senior executive positions, retiring in 2003. Since then, she has run Wolpert Consulting LLC. She is also a director of Lam Research Corporation.

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2005, Teradyne had sales of $1.08 billion, and currently employs about 3,900 people worldwide. For more information, visit www.teradyne.com.

Contact: Teradyne, Inc.

Tom Newman, 978-370-2425